Exhibit 99.23

English convenience translation of
Spanish original. In case of discrepancies
between the Spanish original and the
English translation, the Spanish original
shall prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company.  Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

In accordance with the provisions of article 82 of Law 24/1998, of 28 July,  on the Securities Market (“Ley del Mercado de Valores”), Cintra Concesiones de Infraestructuras de Transporte, S.A. (“Cintra”) and Grupo Ferrovial, S.A. (“Ferrovial”) hereby notify the Spanish Securities Exchange Commission (“Comisión Nacional del Mercado de Valores”) of the following

REGULATORY DISCLOSURE

In accordance with the provisions of the Joint Merger Project for the takeover of Ferrovial by Cintra and the decisions of the Extraordinary General Meetings of the Shareholders of the two companies held on 20 and 22 October 2009, respectively, the manner and procedure for the exchange of shares in Ferrovial for shares in Cintra are hereby made public.

1.	SHARES TO BE DELIVERED BY CINTRA

In order to satisfy the exchange under the merger, Cintra will deliver to the shareholders of Ferrovial, in accordance with the share exchange ratio determined in the Joint Merger Project, four shares in Cintra, with a par value of Twenty cents of a Euro (€0.20), for each share in Ferrovial, with a par value of one Euro (€1), with no complementary monetary compensation whatsoever. This exchange will be effected by the delivery by Cintra of their own treasury shares held in portfolio and new shares.

In application of the provisions of Article 26 of Law 3/2009, of 3 April, On Structural Modifications to Companies, the shares in Ferrovial which currently belong to Ferrovial and Cintra will not take part in the exchange and will be paid up and cancelled. In view of the fact that the shares in Ferrovial which are affected by the provisions of the indicated provision amount to a total of 1,527,374, and that all of the company’s share capital is made up of 140,264,743 shares, the number of shares in Ferrovial which will take part in the exchange is 138,737,369. In order to satisfy the exchange under the merger, in accordance with the share exchange ratio indicated above, Cintra will deliver a total of 554,949,476 shares, of which 389,967,526 are shares which currently make up the treasury share portfolio of Cintra or which belong indirectly to Ferrovial, through other companies in the Group, and which as a consequence of the merger and other operations prior to the reorganisation of the Group, will hereafter form a part of the equity of Cintra.

Consequently, Cintra will issue 164,981,950 new shares, a figure which is the equivalent of the value of the difference between the total number of shares necessary for the exchange (554,949,476) and those which that company currently holds in its portfolio of treasury shares, in accordance with the explanation given above (389,967,526). The new shares will have a par value of Twenty cents of a

Euro (€0.20), will be of the same class and series, will hold the same rights as the existing shares, and will be represented by book entries. The new shares in Cintra will represent 22.49% of the share capital after the capital increase.

The exchange and delivery of the shares in Cintra will be carried out automatically, in accordance with the provisions of the Joint Merger Project and of the decisions adopted to that effect by the Extraordinary General Shareholders’ Meetings of Cintra and Ferrovial, in the manner which is summarised below.

2.	PROCEDURE FOR THE EXCHANGE

2.1. Assignment of the shares in Cintra

All holders of shares in Ferrovial which are duly authenticated in the books of account and procedures of the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR) and participating bodies as of the date of the registration of the merger in the Mercantile Register of Madrid, shall have the right to receive the assignment of shares in Cintra in compliance with the established share exchange ratio.

It has been provided that following the lapse of the period of one month for creditors to present their opposition, and having guaranteed where applicable the loans of those who have opposed to the merger, the public deed of merger will be recorded in the Mercantile Register of Madrid on Thursday 3 December 2009, (the “Reference Date”), following the close of the market; the Reference Date will therefore be the last day of trading of the shares in Ferrovial on the Spanish Stock Exchanges, and those shares will be cancelled as a consequence of the registration of the merger deed.

2.2. Agent

The entities participating in the merger have appointed Banco Bilbao Vizcaya Argentaria, S.A. (the “Agent”), as the entity responsible for all of the functions of agent which are related to the exchange and through whom the ownership of the shares of Ferrovial is to be demonstrated and such procedures as may be appropriate for the best execution of the Exchange are to be effected, in accordance with the appropriate operating instructions.

2.3. No remainders

In accordance with the provisions of the Joint Merger Project, and in view of the fact that the share exchange ratio is to be four shares in Cintra for every share in Ferrovial, all of the holders of shares in Ferrovial will receive an exact number of shares in Cintra in exchange for their shares in Ferrovial. In consequence, it will not be necessary to provide a system for the acquisition of remainders.

2.4. Performance of the exchange

It has been provided that the exchange of the shares in Ferrovial for shares in Cintra will be effective as from the recording of the merger at the Mercantile Register of Madrid after the close of the session of the Stock Exchange held on the Reference Date. Notwithstanding, in the event that ultimately the date or the terms and conditions provided for the exchange should be modified, such circumstance will be duly notified.

The exchange will be effected through the entities which participate in IBERCLEAR which are the depositories of the shares in Ferrovial, in compliance with the procedures set forth for the book entry share system under the provisions of Royal Decree 116/1992, of 14 February, and in application of the provisions of Article 59 of the Law on Limited Liability Companies as applicable.

It is provided that on Monday, 7 December 2009, after the performance on the part of IBERCLEAR of such settlement operations as are habitual in this type of operation, the beneficiaries of the share exchange will have at their disposal the shares in Cintra which have been delivered in the share exchange.

Further, it has been provided that the totality of the new shares in Cintra should be accepted for trading on 7 December 2009, and Cintra, undertakes, in the event that the shares have not been accepted for trading by 21 December 2009, to notify the shareholders of the reasons for such delay by means of the appropriate notification to the Spanish Securities and Exchange Commission (CNMV) and an announcement published in at least one daily newspaper with a national circulation.

3.	CHANGE OF REGISTERED NAME

It is hereby put on record that in compliance with the provisions of the Joint Merger Project, Cintra, after the merger and the modification of the Articles of Association approved together with the merger have been recorded in the Register, it will change its registered name and will adopt the registered name of “Ferrovial, S.A.”.

Consequently, it is provided that the shares in Cintra, both those which are currently in circulation and those which are to be issued in order to satisfy the exchange, will cease to be traded with the stock symbol, or ticker, of “CIN” and will thereafter be traded under the stock symbol of “FER”, in conformity with the new registered name of the issuing entity. The change of stock symbol will take effect on 7 December as from the opening of the market.

30 November 2009, Madrid

Cintra Concesiones de Infraestructuras de Transporte, S.A.	Grupo Ferrovial, S.A.

Javier Romero Sullá Secretary to the Board of Directors	José María Pérez Tremps Director and Secretary to the Board of Directors